EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-175693, 033-60196-99, 333-18135-99, 333-138506-99, 333-193680, 333-210654, and 333-221947 on Form S-8 of our reports dated September 24, 2018, relating to the financial statements of Ascena Retail Group, Inc., (which report included an explanatory paragraph regarding the Company’s change in  method of testing goodwill for impairment due to the adoption of Accounting Standards Update 2017-04, “Simplifying the Test for Goodwill Impairment”), and the effectiveness of Ascena Retail Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ascena Retail Group, Inc. for the year ended August 4, 2018.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

September 24, 2018